MICHAEL CONBOY, REPRESENTATIVE OF LUXOR CAPITAL, JOINS SEARCHLIGHT MINERALS CORP. BOARD OF DIRECTORS

HENDERSON, Nevada (October 26, 2010) -- Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight,” “SMC” or the “Company”), an exploration stage minerals company focused on precious metals projects in the southwestern United States, today announced that Michael Conboy has joined the Company’s Board as an Independent Director.

Since 2003, Mr. Conboy has worked at Luxor Capital Group, LP, an investment management firm based in New York, New York, and currently serves as its Director of Research.  Luxor Capital Group, LLC is one of the Company’s principal stockholders.  From 2000-2003, Mr. Conboy worked as a distressed investments analyst at ING, where he was actively involved in numerous restructurings.  Since 2010, he also has served as the Chairman of the Board of Directors of CML Metals Corp., which is focused on redeveloping the Comstock/Mountain Lion iron ore mine in southwestern Utah.  Mr. Conboy also serves as a director of Innovate Loan Servicing Corporation, a finance company focused on the subprime auto loan sector.  Mr. Conboy earned his B.S. in Business Administration from Georgetown University.

“Our Board of Directors, following the addition of Mike Conboy, the resignation of Ian McNeil, and the recent untimely death of Harry Crockett, is now comprised of three independent directors out of our six Board members,” stated Martin Oring, Interim Chief Executive Officer of Searchlight Minerals Corp.  “This moves the Company closer towards its goal of largely independent governance at the Board level.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in two mineral projects:  (i) the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and (ii) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.  The Clarkdale Slag Project is the more advanced of two ongoing projects that the Company is pursuing.  The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.”  Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission.  When used in this Press Release in discussing the recent developments on the Project, including, without limitation, the resolution of certain issues relating to the operation of the production module, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues on the Project that may affect the production module and its primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible,  uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates, uncertainty whether the results from the Company’s feasibility studies and the results from the operation of the production module are not sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States.  Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com